AMENDMENT OF EMPLOYMENT AGREEMENT


        This Amendment of Employment Agreement ("Amendment #3"), dated as of November 3, 1997, is between Advantage Bancorp, Inc. ("Advantage"), Advantage Bank, FSB (the "Bank"), Paul P. Gergen (the "Employee") and Marshall & Ilsley Corporation ("M&I").

        WHEREAS, Employee and the Bank entered into an Employment Agreement on March 20, 1992, which has been amended on two previous occasions (the "Employment Agreement"); and

        WHEREAS, M&I and Advantage have entered into an Agreement and Plan of Merger dated as of the date hereof (the "Merger Agreement") pursuant to which Advantage will merge with and into M&I with M&I being the survivor (the "Merger").

        NOW, THEREFORE, in connection with, and as consideration for, such Merger, the parties hereto wish to enter into this Amendment #3 as follows.

        1. Agreement as to Pay-out. The parties hereto agree that (A) the Merger (if consummated) will satisfy the conditions in the Employment Agreement for a lump sum cash payment to Employee pursuant to Section 8 of the Employment Agreement and, accordingly, the Bank shall make such payment to Employee (subject to the limitations set forth in the last sentence of Section 8(a) of the Employment Agreement as amended hereby), within 25 business days after the Merger so long as (i) Employee is employed by the Bank on the date of the Merger and (ii) Employee executes a complete and permanent release of all claims arising out of his employment through the date of the Merger in the form attached hereto, and does not revoke the release within the statutory period for revocation and
   (B) the "Date of Termination", as used in the Employment Agreement, shall be the date of the Merger. The parties further agree that, except for health insurance benefits to be provided by M&I to Employee through March 20, 2000 pursuant to the M&I Health Program with the same cost sharing arrangement provided to M&I employees, the Employment Agreement will not govern the terms and conditions of Employee's employment with the Bank or any successor thereto after the Merger.

        2. Amendment of Section 8. Section 8(a) of the Employment Agreement shall be amended by deleting the last sentence thereof in its entirety and substituting the following:

        "Notwithstanding any other statement or provision herein to the contrary, the amounts payable to the Employee pursuant to subsections
        (i) and (ii) above shall not exceed $1,094,802.

        3. Choice of Law. This Amendment #3 shall be governed by, and construed in accordance with the laws of the State of Wisconsin.

        IN WITNESS WHEREOF, the undersigned have executed this Amendment of Employment Agreement as of the date set forth above.

   ADVANTAGE BANCORP, INC.            ADVANTAGE BANK, FSB


   By: /s/ John Stampfl               By: /s/ John Stampfl


   Title: Senior Vice President       Title: Senior Vice President


   EMPLOYEE                           MARSHALL & ILSLEY CORPORATION


   /s/ Paul P. Gergen                 By: /s/ M.A. Hatfield
   Paul P. Gergen

                                      Title: /s/ Senior Vice President and
                                                Secretary